Exhibit 21.3

SUBSIDIARIES OF CALDERA THERAPEUTICS, INC.

Subsidiary	Jurisdiction of Incorporation or Organization
Caldera Therapeutics Securities Corporation Caldera Therapeutics (Canada), Inc.	Massachusetts Ontario, Canada